Exhibit 10.5

FIRST AMENDMENT TO

THE AMENDED AND RESTATED CRYOLIFE, INC.

2009 STOCK INCENTIVE PLAN

Section 5.2 of the Amended and Restated CryoLife, Inc. 2009 Stock Incentive Plan is hereby amended by deleting it in its entirety and replacing it with the following:

5.2 Vesting. Except as set forth below and in Section 4.3, and other than Options, SARs, Restricted Stock, Restricted Stock Units or Other Stock Awards conditioned upon the attainment of Performance Goals that relate to performance periods of at least one fiscal year, and except to the extent accelerated by the Committee upon death, disability, retirement or Change in Control, no Award granted hereunder to any Eligible Grantee other than a non-employee director of the Company may vest in excess of 1/3 of the number of shares subject to the Award per year for the first three years after the grant date and no Award granted hereunder to any Eligible Grantee that is a non-employee director of the Company may vest earlier than twelve months after the grant date. Unless the Committee determines otherwise, the date on which the Committee adopts a resolution expressly granting an Award shall be considered the day on which such Award is granted. The term of any Award granted under the Plan will not exceed seven years from the date of grant.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed effective as of the 24th day of July 2012.

CRYOLIFE, INC.

By:	/s/ D. Ashley Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer